Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Editas Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	950,000	$3.03	$2,878,500.00	0.0001381	$397.52
Total Offering Amounts					$2,878,500.00		$397.52
Total Fee Offsets							—
Net Fee Due							$397.52

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Consists of shares issuable under an inducement stock option award pursuant to an inducement stock option agreement entered into by the Registrant with Daniel S. Ory, the Registrant’s Chief Medical Officer, which was granted on September 8, 2026, in accordance with Nasdaq Listing Rule 5635(c)(4).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 950,000 shares issuable under the inducement stock option award for Dr. Ory.